UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 26, 2005

OraSure Technologies, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-16537	36-4370966
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

220 East First Street Bethlehem, Pennsylvania	18015-1360
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 610-882-1820

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement

On January 26, 2005, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of OraSure Technologies, Inc. (the “Company”) amended the Company’s Stock Option Award Guidelines for the Company’s management (the “Award Guidelines”). The purpose of the Award Guidelines was to establish a framework for granting stock awards in order to reward individual performance by the Company’s management team against stated objectives. Employees covered by the Award Guidelines are at the director level and above, and include all Company officers.

The Award Guidelines were amended to provide for target stock awards containing a mix of restricted shares and stock awards. This amendment was approved by the Committee in response to the change in accounting rules that will require the expensing of stock awards for financial reporting purposes. The Committee also concluded that a mixed award would provide an appropriate long-term incentive for the Company’s management.

Awards under the Award Guidelines, as amended, in any fiscal year will continue to depend on an employee’s achievement of individual performance objectives. Each employee’s individual performance will be evaluated against his or her performance to determine if that individual meets expectations, exceeds expectations or has performed in an outstanding manner. Set forth below are annual award targets assuming that the participating employees are evaluated as having met expectations for the fiscal year in question:

	Award Targets (No. of Shares)
	Restricted Shares	Stock Options
Chief Executive Officer	52,500	45,000
Executive Vice President	21,000	18,000
Senior Vice President	14,000	12,000
Vice President	8,750	7,500
Director	Up to 2,625	Up to 2,250

If an employee’s performance is evaluated to exceed expectations or to be outstanding, the amount of that employee’s award could be up to 150% of the applicable annual target set forth above. If an employee’s performance is evaluated to be below expectations, his or her award could be 50-75% of the applicable target set forth above. Any employee whose performance is evaluated to be unsatisfactory would receive no stock awards.

Performance objectives for individual employees will be derived from the Company’s corporate objectives for the applicable fiscal year, concerning financial performance, strategic planning, research and development, business development, regulatory affairs and quality control, manufacturing, engineering, information systems, sales and marketing, human resources, investor relations matters and/or such other objectives chosen by the Board or the Committee in their sole discretion. Awards are expected to reflect a weighted average measurement of an employee’s achievement of his or her individual performance objectives.

Employees must be employed by the Company at the end of the fiscal year in question and at the time of grant in order to receive a stock award, and awards may be adjusted on a pro rata basis to the extent any employee is employed for only a portion of a year. The Chief Executive Officer will recommend individual awards for all covered employees (other than the Chief Executive

Officer) to the Committee based on an assessment of each individual’s performance against his or her applicable performance objectives. The Committee may approve or disapprove any recommended award in whole or in part in its sole discretion. The Committee will evaluate the performance of the Chief Executive Officer and determine an appropriate award in accordance with the Award Guidelines, as amended, and such evaluation.

Pursuant to the Award Guidelines, as amended, the following stock awards were approved by the Committee on January 26, 2005 for the Company’s executive officers:

	Awards
Officer	Restricted Shares	Stock Options
Douglas A. Michels President and Chief Executive Officer	78,750	67,500
Ronald H. Spair Executive Vice President and Chief Financial Officer	31,500	27,000
P. Michael Formica Executive Vice President, Operations	26,250	22,500
Joseph E. Zack Executive Vice President, Marketing and Sales	26,250	22,500
Jack E. Jerrett Senior Vice President, General Counsel and Secretary	17,500	15,000
Mark L. Kuna Vice President, Controller and Assistant Treasurer	13,125	11,250

The Committee also approved cash bonuses payable to the Company’s officers and senior managers pursuant to the Company’s 2004 Self-Funding Annual Incentive Plan in an aggregate amount of $1,100,000, including a bonus of $200,000 payable to Douglas A. Michels, the Company’s President and Chief Executive Officer, pursuant to the terms of his Employment Agreement with the Company.

Signatures

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ORASURE TECHNOLOGIES, INC.

Date: February 1, 2005	By:	/s/ Jack E. Jerrett
Jack E. Jerrett
Senior Vice President, General Counsel
and Secretary